EXHIBIT NO. 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference of our report dated November 8, 2001, included in this Form 10-K of NUI Corporation for the year ended September 30, 2001, into the Company's previously filed Registration Statements File No. 33-56509 relating to Amendment No. 1 to Form S-3 Registration Statement, File No. 33-51459 relating to NUI Direct, File No. 33-57183 relating to the Savings and Investment Plan, File No. 33-24169 relating to the 1988 Stock Plan, File No. 333-02425 relating to the 1996 Stock Option and Stock Award Plan, File No. 333-02421 relating to the Employee Stock Purchase Plan, File No. 333-02423 relating to the 1996 Director Stock Purchase Plan, File No. 333-92817 relating to Form S-3 Registration Statement and File No. 333-46036 relating to the Virginia Gas Company Registration Statement.

ARTHUR ANDERSEN LLP

New York, New York
December 21, 2001